Exhibit 99.1

LookSmart Announces Receipt of Nasdaq Delisting Letter

and Intention to Appeal

San Francisco, Calif. – October 17, 2005 – LookSmart, Ltd. (Nasdaq: LOOK, ASX: LOK), an online media and technology company specializing in vertical search, today announced that on October 13, 2005 it received a letter from the Nasdaq staff stating that the Company has failed to comply with the $1.00 minimum bid price required for continued listing of its common stock on the Nasdaq National Market set forth in MarketPlace Rule 4450(a), and as a result the Company’s common stock is subject to delisting. The letter also stated that the Company may request a review of the staff determination to a Nasdaq Listing Qualifications Panel.

Previously, on October 3, 2005, the Company filed proxy materials with the Securities and Exchange Commission relating to a special meeting of stockholders to be held on October 26, 2005, to seek approval of a proposed reverse stock split, which may be appropriate to maintain the listing of the Company’s common stock on the Nasdaq National Market.

The Company intends to appeal the October 13 staff determination by a Nasdaq Listing Qualifications Panel. Although there can be no assurance that the Panel will grant the Company’s request for continued listing, the appeal will stay the delisting of the Company’s stock from the Nasdaq National Market pending the Panel’s decision.

“Maintaining our listing on the Nasdaq National Market is an element of our strategy to return this company to sustainable growth and increase stockholder value. We are taking appropriate measures to maintain our listing through the request for review and the stockholder meeting on a proposed reverse split. We look forward to providing an update on our operational progress on our next earnings call on October 27th,” said David Hills, LookSmart’s President and CEO.

As of the September 21, 2005 record date, there were 113,855,108 shares of common stock outstanding. Approval of the reverse stock split proposal will require the approval of holders of a majority of the total shares of stock outstanding as of the record date for the special meeting.

About LookSmart

LookSmart is an online media and technology company which provides relevant content, advertising and technology solutions for consumers, advertisers and publishers. LookSmart’s owned and operated vertical search sites are where customers look for what they need, and the sites and web tools offer essential search results with the ability to find, save and share content. In addition to owned and operated properties, LookSmart’s distribution network includes syndicated publishers and search engine partners that maximize advertiser ROI. Distribution partners include Lycos, CNET, InfoSpace (Excite, MetaCrawler, Webcrawler), Cox Interactive, Apple’s Sherlock, and U.C. Berkeley. LookSmart offers a customizable set of syndicated solutions for publishers to grow their advertiser relationships and audience. LookSmart is based in San Francisco, California. For more information on LookSmart, visit www.looksmart.com or call 415-348-7500.

Except for the historical information contained herein, the matters discussed in this release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. These forward looking statements are made only as of the date of this press release, and LookSmart undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, you should not place undue reliance on these forward-looking statements. Potential risks and uncertainties include, but are not limited to, the possible delisting of the Company’s stock from the Nasdaq National Market as a result of the failure of the holders of a majority of the Company’s stock to vote in favor of the reverse stock split and the Company’s ability to successfully implement its operational plan. These and other risk factors are described in detail in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, its Annual Report on Form 10-K for the year ended December 31, 2004 and in other documents filed with the SEC.

“LookSmart” is a registered trademark of LookSmart, Ltd., and/or its subsidiaries in the U.S. and other countries. Any other trademarks mentioned are the property of their respective owners.

Investor Contact:

Alex Wellins

The Blueshirt Group

415-217-7722

alex@blueshirtgroup.com;